Exhibit 16.1

Letter from Deloitte & Touche LLP

March 29, 2006

Securities and Exchange Commission

100 “F” Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of OSI Systems, Inc.’s Form 8-K dated March 23, 2006 and have the following comments:

1.	We agree with the statements made in sentence 1 of paragraph 1, paragraphs 2 through 5, sentence 2 of paragraph 6, paragraph 7, sentence 2 of paragraphs 8 and paragraphs 9 through 13.

2.	We have no basis on which to agree or disagree with the statements made in the second and third sentences of paragraph 1, sentence 1 of paragraph 6 and sentence 1 of paragraph 8.

Yours truly,

/s/ Deloitte & Touche LLP